Filed Pursuant to Rule 433

Registration Statement No. 333-217914

Final Term Sheets for the Notes

The Korea Development Bank

Final Term Sheet for US$750,000,000 Floating Rate Notes due 2023 (the “Floating Rate Notes”)

February 10, 2020

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$750,000,000

Maturity date	February 18, 2023

Settlement date	On or about February 18, 2020, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Floating Rate Notes on any day prior to the second business day from the settlement, because the Floating Rate Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	Three-Month USD LIBOR plus 0.35% per annum (payable quarterly)

Interest payment dates	On February 18, May 18, August 18 and November 18 of each year, commencing on May 18, 2020 and with interest accruing from February 18, 2020. If any interest payment date or the maturity date falls on a day that is not a business day (as defined below), that interest payment date or the maturity date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a business day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a business day. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York or Seoul are authorized or required by law or executive order to remain closed.

Interest period	The period from and including February 18, 2020 to but excluding the first interest payment date and each successive period from and including an interest payment date to but excluding the next interest payment date.

Public offering price	100.00%

Gross proceeds	US$750,000,000

Underwriting discounts	0.30%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$747,750,000

Denominations	US$200k/1k

Day count	Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the Floating Rate Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 CZ9

ISIN	US500630CZ95

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BNP Paribas, Citigroup Global Markets Inc., Goldman Sachs International, J.P. Morgan Securities LLC, KDB Asia Limited and UBS AG Hong Kong Branch

Calculation Agent

The Bank of New York Mellon

In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Floating Rate Notes are held in global form. In the event that the Floating Rate Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described under the heading “Description of The Notes—Notices” in the Preliminary Prospectus. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, the Issuer has a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

The Korea Development Bank

Final Term Sheet for US$750,000,000 1.750% Notes due 2025 (the “Fixed Rate Notes”)

February 10, 2020

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$750,000,000

Maturity date	February 18, 2025

Settlement date	On or about February 18, 2020, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Fixed Rate Notes on any day prior to the second business day from the settlement, because the Fixed Rate Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	1.750% per annum (payable semi-annually)

Interest payment dates	February 18 and August 18 of each year, commencing on August 18, 2020 and with interest accruing from February 18, 2020. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.691%

Gross proceeds	US$747,682,500

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$745,432,500

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the Fixed Rate Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DB1

ISIN	US500630DB19

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BNP Paribas, Citigroup Global Markets Inc., Goldman Sachs International, J.P. Morgan Securities LLC, KDB Asia Limited and UBS AG Hong Kong Branch

These Final Term Sheets should be read in conjunction with the prospectus dated June 19, 2019, as supplemented by the preliminary prospectus supplement dated February 10, 2020 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the Floating Rate Notes and the Fixed Rate Notes, collectively. The Preliminary Prospectus shall be amended as follows:

The following paragraph shall be added after the fourth paragraph under the subheading “Foreign Selling Restrictions under the heading “Underwriting” on page S-157:

“Spain

The proposed offer of Notes has not been registered with the Comisión Nacional del Mercado de Valores (the “CNMV”). Accordingly, each of the Underwriters has represented and agreed that Notes can only be offered in Spain to qualified investors pursuant to and in compliance with the consolidated text of the Securities Market Law approved by Spanish Royal Legislative Decree 4/2015, Spanish Royal Decree 1310/2005, both as amended from time to time, and any regulation issued thereunder.”

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

The most recent prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/869318/000119312520028952/d875188d424b5.htm

Singapore SFA Product Classification: In connection with Section 309B of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘prescribed capital markets products’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.